Exhibit 99.1

Lincoln Educational Services Corporation
Reports Third Quarter 2016 Financial Results

•	Revenue from Continuing Operations of $49.8 Million; Total Revenue of $74.3 million

•	Net Income from Continuing Operations of $1.3 Million or $0.05 Per Share; Net Loss of $0.5 Million, or $0.02 Per Share

•	Outlook for Transportation and Skilled Trades Full Year Revenue, Net Income, Year End Student Population and Total Company Cash Position Reiterated

•	Company Expands Corporate Training Partnerships

•	Conference Call Today at 10 a.m. ET

WEST ORANGE, N.J., November 3, 2016 -- Lincoln Educational Services Corporation (Nasdaq: LINC) today reported financial results for the third quarter ended September 30, 2016.

“Our financial performance through the first nine months of 2016 is slightly ahead of our expectations as we have managed our assets to maximize returns and lower our fixed costs, all the while striving to enhance the student experience,” commented Scott Shaw, President and Chief Executive Officer.  “Our student population through the first nine months is slightly below where we want to be at year end, but we believe by implementing programs to retain students currently enrolled, bringing back previously enrolled students and encouraging graduating students to enroll in advanced degree programs Lincoln will be positioned to achieve this milestone objective.”

“Unique programs with corporate partners are another key factor in our strategy and we continued to expand these valuable relationships during the past three months,” continued Mr. Shaw.  “We expanded our partnership with Fiat Chrysler Automobiles US to provide higher level training to students which, upon graduation, will result in expanded opportunities with this automotive industry leader.  In addition, our successful relationship with BMW North America, which is offered at our Grand Prairie campus, has been renewed for another three years and has expanded to include BMW’s MINI STEP training.”

“During the third quarter, our Transportation and Skilled Trades segment student starts were slightly down about 2.2% as compared to the prior year comparable period, due to the shortfall at one campus.  We have taken steps to improve operations at this campus.  In addition, in September 2016, the Department of Education released our final default rates for the federal fiscal year 2013 and we experienced an average default rate of 12.2%, which for the education industry is an exceptional accomplishment.”

“While the process has taken longer than we originally anticipated, we continue to pursue strategies to divest the Healthcare and Other Professions segment.  During the third quarter of 2016, we announced the teach-out of certain programs at our West Palm Beach, Florida campus.  In addition, during the fourth quarter of 2016, the Board of Directors approved the teach-out of our Green Valley, Nevada and Center City, Philadelphia campuses rationalizing our presence in these markets to create greater efficiencies and profitability at our neighboring campuses.”

THIRD QUARTER RESULTS (CONTINUING OPERATIONS):

In November 2015, the Company’s Board of Directors approved a plan to divest the Company’s Healthcare and Other Professions business segment.  The schools included in the Healthcare and Other Professions segment are reflected in discontinued operations in the Statements of Operations.   Campuses previously under the Healthcare and Other Professions segment which have since closed or are being taught-out and with operations anticipated to cease within one year, have been reclassified to the Transitional segment under continuing operations.

Continuing operations reported by the Company include the Transportation & Skilled Trades segment, Corporate and the Transitional segment.  The Transitional segment is comprised of the Fern Park, Florida campus which was officially closed as of March 31, 2016 and the Hartford, Connecticut campus which is expected to be closed by year-end.  In addition, during the quarter ended September 30, 2016, the Board of Directors approved a plan to teach-out certain programs at our West Palm Beach, Florida campus which resulted in operations related to these programs being included in the Transitional segment as of September 30, 2016.  The teach-out of these programs is expected to be substantially complete by the first quarter of 2017.

Revenue from continuing operations was $49.8 million for the three months ended September 30, 2016 versus $54.0 million in the prior year comparable period.  The decrease was the result of starting 2016 with approximately 800 fewer students than on January 1, 2015, which led to an 8.1% decline in average student population, which decreased to approximately 7,400 as of September 30, 2016 from 8,100 as of September 30, 2015.  The Transitional segment accounted for approximately 58% of the revenue decline and about 51% of the average population decline.

Student start results decreased by 10.5% to approximately 3,100 from 3,500 for the three months ended September 30, 2016 as compared to the prior year comparable period.  Excluding the Transitional segment, student starts were slightly down.  The decline in student starts was mainly a result of the underperformance of one campus.  Excluding this campus and the Transitional segment our starts for the quarter would have grown over the prior year comparable period.

Educational services and facilities expenses from continuing operations decreased by $0.6 million, or 2.4%, to $24.4 million for the three months ended September 30, 2016 from $25.0 million in the prior year comparable quarter.  The expense reductions were partially due to lower instructional expenses of $0.8 million, or 7.1% as a result of a reduction in the number of instructors and other related costs resulting from lower average student population.  These expense reductions were partially offset by a $0.5 million, or 14.3% increase in books and tools expense incurred from the purchase of laptops which were provided to newly enrolled students in certain programs to enhance and expand the overall learning experience.

Our facilities expense decreased by $0.4 million, or 3.6% resulting from the following factors. First is a reduction in facilities costs due to the closure of the Fern Park, Florida campus during the first quarter of 2016 and over a 300,000 square foot reduction in the Hartford, Connecticut campus which is scheduled to be taught-out by year-end. These savings were largely offset by increased rent expense resulting from the modification of leases for three of the Company’s campuses, which were previously accounted for as a finance obligation under which rent payments were previously included in interest expense, and additional depreciation expense in 2016 as a result of the reclassification of two campuses out of held for sale as of December 31, 2015.   As a percentage of revenue, educational services and facilities expenses increased to 49.0% from 46.3% in the prior year comparable period.

Selling, general and administrative expenses for continuing operations increased by $1.6 million, or 7.2%, to $24.4 million for the three months ended September 30, 2016 from $22.7 million in the comparable quarter of 2015.  The increase was primarily driven by an increase of approximately $1.1 million, or 9.3%, in administrative expense mainly as a result of closing costs associated with the teach-out of certain programs at our West Palm Beach, Florida campus which was reclassified back to continuing operations during the third quarter of 2016.  Sales and marketing expense increased by $0.8 million, or 9.2%, as a result of an additional marketing spend in a strategic effort to reach more potential students thus impacting enrollments.   As a percentage of revenue, selling, general and administrative expense increased to 48.9% for the quarter ended September 30, 2016 from 42.0% for the quarter ended September 30, 2015.

The 2016 third quarter’s income from continuing operations was $1.3 million, or $0.05 per share, compared to income of $4.0 million, or $0.17 per share for the third quarter of 2015.

THIRD QUARTER SEGMENT FINANCIAL PERFORMANCE

Transportation and Skilled Trades

Transportation and Skilled Trades segment revenue was $47.9 million for the three months ended September 30, 3016, as compared to $49.7 million in the comparable quarter in 2015.  The change was primarily driven by a 4.3% decline in average student population which decreased to approximately 7,100 from 7,400 in the prior year comparable period.  This decrease in population was a result of starting 2016 with approximately 600 fewer students than we had on January 1, 2015.

Student start results decreased by 2.2% to approximately 3,100 from 3,200 for the three months ended September 30, 2016 as compared to the prior year comparable period.  The declines in student starts are mainly a result of the underperformance of one campus.  Excluding this campus our starts for the quarter would have grown over the prior year comparable period.

Operating income for the three months ended September 30, 2016 declined to $6.1 million from $10.6 million in the prior year comparable period as a result of several factors. First, educational services and facilities expense increased by $1.4 million comprised of (a) a $0.8 million, or 9.0%, increase in facilities expense, primarily due to increased depreciation expense as a result of the reclassification of one campus out of held for sale as of December 31, 2015; and (b) $0.8 million in increased books and tools expenses resulting from the purchase of laptops which were provided to newly enrolled students in certain programs to enhance and expand their overall learning experience.

Second, selling, general and administrative expenses increased by $1.6 million primarily as a result of a $1.0 million increase in marketing expense coupled with a $0.4 million increase in sales expense.  The increase in marketing expense was largely the result of additional spending in a strategic effort to reach more potential students and expand brand awareness.  The increase in sales expense was a result of the addition of hiring additional personnel at the campus level to help with recruiting efforts at the high school level.

Transitional

The Transitional segment revenue was $1.9 million for the three months ended September 30, 2016 as compared to $4.3 million in the prior year comparable period mainly attributable to the closing of the Fern Park, Florida campus and the suspension of new student enrollment at the Hartford campus effective during the fourth quarter of 2015.

Corporate and Other

Corporate expense increased slightly by $0.3 million to $3.7 million for the three months ended September 30, 2016 from $3.4 million for the prior year comparable period.

NINE MONTH FINANCIAL RESULTS (CONTINUING OPERATIONS)

Revenue was $138.4 million for the nine months ended September 30, 2016 versus $150.6 million in the comparable nine month period of 2015.  Operating loss for the nine months ended September 30, 2016 increased by $5.0 million when compared against the comparable nine month period of 2015.  Educational services and facilities expense decreased by $1.4 million, or 1.9%, to $71.0 million for the nine months ended September 30, 2016 from $72.3 million in the comparable nine month period of 2015. Selling, general and administrative expense decreased by $4.9 million, or 6.1%, to $76.1 million for the nine months ended September 30, 2016 from $81.0 million in the comparable nine month period of 2015.

Transportation and Skilled Trades revenue was $131.2 million for the nine months ended September 30, 2016, versus $137.0 million in the comparable nine month period of 2015.

The 2016 period net loss from continuing operations remained essentially flat at $7.5 million, or $0.33 per share, for both September 30, 2016 and 2015.

DISCONTINUED OPERATIONS

During the first nine months of 2016, the Company continued to assess ways to lower fixed costs and improve the overall student experience of its discontinued operations.  As a result, Lincoln decreased the square footage at one campus and relocated another campus to a more modern facility.

Net loss for the nine months ended September 30, 2016 decreased by 53.8% or $2.3 million to $2.0 million for the nine months ended September 30, 2016 from $4.3 million in the comparable nine month period of 2015.

BALANCE SHEET INFORMATION

The Company had $45.8 million of cash, cash equivalents and restricted cash at September 30, 2016 ($26.6 million of restricted cash at September 30, 2016) as compared to $61.0 million of cash, cash equivalents and restricted cash as of December 31, 2015 ($22.6 million of restricted cash at December 31, 2015). This decrease is primarily the result of $8.5 million of campus closing costs; a net loss during the nine months ended September 30, 2016; $0.7 million loan modification fee paid to the Company’s lender in connection with an amendment of a new term loan agreement and $0.7 million in severance paid during the nine months ended September 30, 2016. In addition, the decrease in the Company’s cash position reflects the seasonality of the industry, the reduction in revenue, and the timing of receipts of Title IV funds.  In accordance with the industry’s seasonality, the Company expects to continue to increase its cash position as of year-end.  As a result, the Company expects its cash position to be in excess of its term loan repayment obligation at year-end.

As of September 30, 2016, total net assets classified as assets held for sale net of liabilities held for sale were $32.3 million (net of liabilities of $16.0 million) compared to $31.8 (net of liabilities of $13.4 million) at December 31, 2015.

2016 OUTLOOK

The Company reiterates the guidance provided for 2016 as follows:

•
As of March 31, 2016, the Company officially closed its Fern Park, Florida facility and continues to reaffirm prior year guidance to fully exit the Transitional segment and to reduce losses incurred by continuing to take measures to ensure the closure of the Hartford, Connecticut campus by the end of 2016.  In addition, the Company announced the teach-out of certain programs in the West Palm Beach, Florida campus which is expected to be substantially complete by the end of the first quarter of 2017.

•
The Company expects revenue from the Transportation and Skilled Trades segment to decline by low to mid-single digits, on a percentage basis, compared to 2015’s revenue from this segment.  Lincoln anticipates ending 2016 with approximately 6,600 students in the Transportation and Skilled Trades segment, which is approximately the same student population level for this segment at the beginning of the year.

•
In addition, the Company continues to anticipate generating slightly positive net income for the year from continuing operations excluding the Transitional segment.  The profitability outlook includes a non-cash gain in 2016 of approximately $6.6 million relating to a lease amendment.

•	Lastly, the Company anticipates its cash position as of year-end to be in excess of its term loan repayment obligation.

CONFERENCE CALL INFO

Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolnedu.com. To access the live webcast of the conference call, please go to the investor relations section of Lincoln’s website at http://www.lincolnedu.com. Participants can also listen to the conference call by dialing 844-413-0946 (domestic) or 216-562-0456 (international) and providing access code 98594099. Please log in or dial into the call at least 10 minutes prior to the start time.

An archived version of the webcast will be accessible for 90 days at http://www.lincolnedu.com. A replay of the call will also be available for seven days by calling 855-859-2056 (domestic) or 404-537-3406 (international) and providing access code 98594099.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education and helping to provide solutions to America’s skills gap. Lincoln offers recent high school graduates and working adults degree and diploma programs.  The Company operates under two reportable segments: Transportation and Skilled Trades, and Transitional. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946. For more information, go to www.lincolnedu.com.

SAFE HARBOR

Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions to be made by the Company or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results.  The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based. The events described in forward-looking statements may not occur at all. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on From 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange commission.  Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward-looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could materially differ from those expressed or implied in these forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to,: our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with a change of control of our Company or acquisitions; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations regarding the 90/10 rule and cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in the “Risk Factors” section of our annual and quarterly reports. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

(Tables to Follow)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

REVENUE	$49,803	$54,033	$138,444	$150,569
COSTS AND EXPENSES:
Educational services and facilities	24,398	25,000	70,975	72,330
Selling, general and administrative	24,361	22,718	76,090	81,024
Loss (gain) on sale of assets	1	227	(394)	192
Impairment of goodwill and long-lived assets	-	216	-	216
Total costs & expenses	48,760	48,161	146,671	153,762
OPERATING GAIN (LOSS)	1,043	5,872	(8,227)	(3,193)
OTHER:
Interest income	69	19	141	40
Interest expense	(1,478)	(2,085)	(4,572)	(5,114)
Other income	1,678	199	5,109	781
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,312	4,005	(7,549)	(7,486)
PROVISION FOR INCOME TAXES	50	50	150	150
INCOME (LOSS) FROM CONTINUING OPERATIONS	1,262	3,955	(7,699)	(7,636)
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	(1,733)	(1,374)	(1,978)	(4,271)
NET (LOSS) INCOME	$(471)	$2,581	$(9,677)	$(11,907)
Basic
Income (loss) per share from continuing operations	$0.05	$0.17	$(0.33)	$(0.33)
Loss per share from discontinued operations	(0.07)	(0.06)	(0.08)	(0.18)
Net (loss) income per share	$(0.02)	$0.11	$(0.41)	$(0.51)
Diluted
Income (loss) per share from continuing operations	$0.05	$0.17	$(0.33)	$(0.33)
Loss per share from discontinued operations	(0.07)	(0.06)	(0.08)	(0.18)
Net (loss) income per share	$(0.02)	$0.11	$(0.41)	$(0.51)
Weighted average number of common shares outstanding:
Basic	23,499	23,230	23,433	23,140
Diluted	23,680	23,270	23,433	23,140

Other data:

EBITDA (1)	$5,215	$8,914	$5,462	$6,353
Depreciation and amortization from continuing operations	$2,494	$2,843	$8,580	$8,765
Number of campuses/training sites from continuing operations	13	14	13	14
Average enrollment from continuing operations	7,424	8,079	7,102	7,910
Stock-based compensation	$412	$106	$1,088	$886
Net cash provided by (used in) operating activities	$8,625	$14,138	$(9,513)	$2,492
Net cash (used in) provided by investing activities	$(336)	$59	$(643)	$(1,159)
Net cash provided by (used in) financing activities	$1	$(13,375)	$(9,024)	$18,790

Selected Consolidated Balance Sheet Data:
(In thousands)	September 30, 2016

Cash and cash equivalents	$19,240
Restricted cash	26,563
Current assets	91,161
Working capital	14,544
Total assets	190,394
Current liabilities	76,617
Long-term debt and finance obligations, including current portion	41,734
Total stockholders' equity	72,965

 (1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business.  EBITDA and Total Revenue are measurements not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income (loss) from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  Total Revenue includes revenue from continuing operations and revenue from discontinued operations. EBITDA and Total Revenue are presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA and Total Revenue are not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net loss from continuing operations to EBITDA and Total Revenue:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended June 30, (Unaudited)
	2016	2015	2016	2015

Net loss from continuing operations	$1,262	$3,955	$(7,699)	$(7,636)
Interest expense, net	1,409	2,066	4,431	5,074
Provision for income taxes	50	50	150	150
Depreciation and amortization	2,494	2,843	8,580	8,765
EBITDA	5,215	8,914	5,462	6,353

	Three Months Ended September 30, (Unaudited)
	Auto		Transitional		Corporate
	2016	2015	2016	2015	2016	2015

Net income (loss) from continuing operations	$6,129	$10,214	$(1,371)	$(1,602)	$(3,496)	$(4,657)
Interest expense, net	(9)	364	12	525	1,406	1,177
Provision for income taxes	-	-	-	-	50	50
Depreciation and amortization	2,306	2,180	21	486	167	177
EBITDA	8,426	12,758	(1,338)	(591)	(1,873)	(3,253)

	Nine Months Ended September 30, (Unaudited)
	Auto		Transitional		Corporate
	2016	2015	2016	2015	2016	2015

Net income (loss) from continuing operations	$11,878	$17,168	$(5,605)	$(5,819)	$(13,972)	$(18,985)
Interest expense, net	38	1,266	101	1,584	4,292	2,224
Provision for income taxes	-	-	-	-	150	150
Depreciation and amortization	7,342	6,714	738	1,471	500	580
EBITDA	19,258	25,148	(4,766)	(2,764)	(9,030)	(16,031)

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2016	2015	2016	2015

Revenue from continuing operations	$49,803	$54,033	$138,444	$150,569
Revenue from discontinued operations	24,464	25,013	74,547	77,590
Total revenue	$74,267	$79,046	$212,991	$228,159

REPORTABLE SEGMENT RESULTS (Unaudited):

	Three Months Ended September 30,
	2016	2015	% Change
Revenue:
Transportation and Skilled Trades	$47,939	$49,697	-3.5%
Transitional	1,864	4,336	-57.0%
Total	$49,803	$54,033	-7.8%

Operating Income (Loss):
Transportation and Skilled Trades	$6,122	$10,588	-42.2%
Transitional	(1,359)	(1,312)	-3.6%
Corporate	(3,720)	(3,404)	-9.3%
Total	$1,043	$5,872	82.2%

Starts:
Transportation and Skilled Trades	3,090	3,158	-2.2%
Transitional	9	305	-97.0%
Total	3,099	3,463	-10.5%

Average Population:
Transportation and Skilled Trades	7,128	7,446	-4.3%
Transitional	296	633	-53.2%
Total	7,424	8,079	-8.1%

End of Period Population:
Transportation and Skilled Trades	7,667	7,852	-2.4%
Transitional	196	646	-69.7%
Total	7,863	8,498	-7.5%

REPORTABLE SEGMENT RESULTS (Unaudited):

	Nine Months Ended September 30,
	2016	2015	% Change
Revenue:
Transportation and Skilled Trades	$131,242	$136,988	-4.2%
Transitional	7,202	13,581	-47.0%
Total	$138,444	$150,569	-8.1%

Operating Income (Loss):
Transportation and Skilled Trades	$11,920	$18,333	-35.0%
Transitional	(5,579)	(4,916)	-13.5%
Corporate	(14,568)	(16,610)	12.3%
Total	$(8,227)	$(3,193)	-157.7%

Starts:
Transportation and Skilled Trades	6,686	6,875	-2.7%
Transitional	129	549	-76.5%
Total	6,815	7,424	-8.2%

Average Population:
Transportation and Skilled Trades	6,723	7,216	-6.8%
Transitional	379	694	-45.5%
Total	7,102	7,910	-10.2%

End of Period Population:
Transportation and Skilled Trades	7,667	7,852	-2.4%
Transitional	196	646	-69.7%
Total	7,863	8,498	-7.5%

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP, INVESTOR RELATIONS:
Doug Sherk, dsherk@evcgroup.com; 415-652-9100
Dave Schemelia, dave@evcgroup.com; 646-445-4800